Exhibit 10.21

May 8, 2006

Mr, David B, Arney

1007 Linden Avenue

Wilmette, IL 60091

Re: Offer letter of Employment with Click Commerce

Dear David:

It is with pleasure that I extend this offer of employment to you on behalf of Click Commerce, Inc. (“Click”). I am confident that with your skills, hard work and dedication we can significantly grow the Click business to be the nation’s leading Business-to-Business E-Commerce Company.

This letter sets forth Click’s offer of employment to you on the following terms:

1. Position:	Chief Financial Officer

2. Reporting Manager:	Michael W. Ferro, Jr.

3. Compensation:	$200,000 annual salary, currently being paid equally over 24 payment periods. In addition, subject to
Board approval, you will be awarded 40,000 Click Commerce stock options, vesting over a three year period in equal parts and which will be subject to the Click stock option plan.

4. Annual Bonus Plan:	50% Paid annually and subject to Company performance and individual performance.

5. Start Date:	May 8, 2006

6. Benefits Summary:	You will become eligible on your first day of employment for the benefits set forth below:

•                  Medical, dental, and vision insurance

•                  $50,000 of life insurance, short-term and long-term disability insurance

•                  Three weeks vacation each calendar year, with the first year’s accrual prorated to your start date

•                  401K Plan (Company does not currently match employee contributions)

7.  Contingencies: This offer is contingent upon your (a) signing of an Employee Confidentiality Agreement and (b) the outcome of a background and reference check. (Please see enclosed application)

Click reserves the right to withdraw this employment offer if not accepted by you within five (5) calendar days of the date of this letter or if Click, in its sole and absolute discretion, cannot verify any representations made by you (education, experience, prior employment).

Click Commerce, Inc. • 233 N. Michigan Ave., 22nd Floor • Chicago, Illinois 60601
312.482.9006 phone • 312.482.8557 fax • www.clickcommerce.com

8. Employment at Will: This offer of employment does not constitute an employment agreement, but sets forth the general terms upon which you will be offered employment by Click. Your employment will be “at-will” and both Click and you retain the right to terminate the employment relationship at any time without cause.

9. No Restrictions: By executing this offer, you warrant that you are not under any other employment obligations and are not contractually prohibited or precluded from accepting an employment offer from Click

I want to welcome you to Click and tell you how excited I am for the growth possibilities that we have at Click. If the above terms are satisfactory, please email your acceptance to you manager Michael.Ferro at Michael Ferro@clickcommerce.com or to Svea Christensen, Human Resources Director, at svea.christensen@clickcommerce.com If you have any questions regarding this offer please contact Svea Christensen at (312) 377-7146.

The undersigned agrees that no representations, warranties, conditions or agreements, oral or written, express or implied, have been made except as expressly provided herein. This offer contains the entire terms and conditions of employment by Click and supersedes and cancels any and all prior or contemporaneous oral or written understandings, negotiations and agreements.

Sincerely,

/s/ John Tuhey
John Tuhey
General Counsel